EXHIBIT 99.1

Rotate Black Announces Execution of Ground Leases Necessary for Gulfport, MS Gaming Site

PETOSKEY, Mich., Oct. 26, 2010 (GLOBE NEWSWIRE) -- Rotate Black, Inc. (OTCBB:ROBKE), or Rotate Black, announced today that Rotate Black MS, LLC, or RB MS, recently executed long-term ground leases with both the Gulfport Redevelopment Commission and private land owners. The two ground leases provide RB MS with more than 9.5 acres to develop its permanent land based gaming, hotel and entertainment property adjacent to the Bert Jones Yacht Basin in Gulfport, MS.   7 contiguous acres is the minimum required for a gaming eligible site in Gulfport, MS. With control of more than 9.5 contiguous acres, Rotate Black believes that its application for gaming site approval is complete.

"We believe that obtaining control of the gaming site in Gulfport is another significant step on our path to opening a casino and hotel in 2011. As previously announced, we purchased a 5 level, approximately 50,000 square feet gaming vessel out of bankruptcy for less than 15 percent of replacement cost on June 16, 2010.   We expect the gaming vessel to be moved to the Bert Jones Yacht Basin in early 2011 after completion of all maintenance work on the vessel.   This is an exciting time for our company. We recently announced the hiring of Jake Vanderlei, as President and General Manager, of the casino and hotel in Gulfport, MS and are in the process of making some key announcements of critical hires over the next few weeks.  I look forward to meeting with the Mississippi Gaming Commission as we work through site approval and authority to proceed," said Dual Cooper President and COO of Rotate Black.

About Rotate Black, Inc.

Rotate Black is a premier development and management company of resort and casino properties. The company makes investments specifically targeted towards the gaming industry, seeking to maximize total return from capital appreciation and income. The management and Board of Directors have extensive experience in successfully developing and managing resort properties.

Forward-Looking Statement

Certain statements contained in this release regarding matters that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements, including, but not limited to whether the Mississippi Gaming Commission will provide either gaming site approval or authority to proceed, whether Rotate Black will be operating a casino and hotel in Gulfport, MS in 2011, whether the gaming vessel will be moved to the Bert Jones Yacht Basin in early 2011 and whether any critical employee hires will be made in the next few weeks.    Forward-looking statements speak only as of the date made of this release, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Rotate Black, Inc.
Mr. John Paulsen, Chairman & CEO
231-347-0777